Exhibit 11.1

            COMPUTATION OF EARNINGS PER COMMON SHARE

            SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES
            (in thousands, except per share data)


                                                                       Three Months Ended
                                                                            March 31,
                                                                         1995        1994
            PRIMARY:

                  Weighted average common shares outstanding             5,997       5,706
                  Weighted average of incremental share for
                    common stock equivalents under the key
                    employee incentive stock option plan:
                        Outstanding options                                119         147
                        Options exercised                                    5           1
                                                                        ------      ------
                              Total                                      6,121       5,854

                                                                        ======      ======

                              Net income                                $2,423      $1,820

                                                                        ======      ======


                              Earnings per share (a)                    $  .40      $  .31
                                                                        ======      ======


                  a)    Fully diluted earnings per share were the same as primary earnings per share.
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